Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-183190 on Form S-3 and No. 333-176246 on Form S-8 of Dunkin’ Brands Group, Inc. of our reports dated February 20, 2014, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, which reports appear in the December 28, 2013 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 20, 2014